EXHIBIT 99.1

Clarkston Financial Corporation Elects Director

CLARKSTON, Mich., July 29 /PRNewswire-FirstCall/ — Clarkston Financial Corporation (OTC Bulletin Board: CKSB), the holding company for Clarkston State Bank, has elected Mark A. Murvay, to its Board of Directors.

     Clarkston Financial Corporation is the holding company for Clarkston State Bank, which opened in January 1999, and operates five branches in Clarkston, Waterford, and Independence Township, and a new Loan Production Office (LPO) in nearby Milford, Mich. Following and subject to regulatory approval, the LPO operations will be transferred to a de novo bank, Huron Valley State Bank (in organization), with Clarkston Financial holding approximately 55% ownership.

     Mr. Murvay, 66, is President of M.A. Murvay, Inc., a Warren, Michigan- based industrial-supply firm. Previously he was a stockbroker and held several management positions with two brokerage firms. He has served on the Boards of St. Clair Shores Bank and Security Bank SCS, prior to their sale. He served as the 69th district director for the Republican Party and also as a member of the Oakland County Executive Committee.

     In announcing the election, Edwin L. Adler, Board Chairman, said, “Mr. Murvay brings high ethics, broad-business, plus banking-industry experience to our Board. He is a tremendous complement to our Team. We are proud and delighted that he has agreed to join Clarkston Financial Corp.”

     Mr. Adler said that Mr. Murvay replaces Charles L. Fortinberry on the board. Mr. Fortinberry resigned his board seat to look after personal- business interests.

     Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. The opening of Huron Valley State Bank (a Michigan banking corporation to be formed) is subject to prior regulatory approval by the FDIC and by the Michigan Office of Financial and Insurance Services. Actual results may differ materially from the results discussed in the forward- looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.